Exhibit (m)(3)(b)

SCHEDULE A

EATON VANCE INVESTMENT TRUST
CLASS C DISTRIBUTION PLAN
Effective: November 14, 2005

Name of Fund Adopting this Plan	Date of Original Plan (Inception Date)

Eaton Vance California Limited Maturity Municipals Fund	N/A (June 16, 2003)
Eaton Vance Florida Limited Maturity Municipals Fund	November 29, 1993/January 27, 1995	(January 30, 1995)
Eaton Vance Massachusetts Limited Maturity Municipals Fund	November 29, 1993/January 27, 1995	(January 30, 1995)
Eaton Vance National Limited Maturity Municipals Fund	November 29, 1993/January 27, 1995	(January 30, 1995)
Eaton Vance New Jersey Limited Maturity Municipals Fund	N/A (November 14, 2005)
Eaton Vance New York Limited Maturity Municipals Fund	November 29, 1993/January 27, 1995	(January 30, 1995)
Eaton Vance Ohio Limited Maturity Municipals Fund	N/A (November 14, 2005)
Eaton Vance Pennsylvania Limited Maturity Municipals Fund	November 29, 1993/January 27, 1995	(January 30, 1995)